Exhibit 23

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

As Independent Certified Public Accountants, we hereby consent to the inclusion of our audit report concerning the financial statements of American International Ventures, Inc. for the period from January 25, 2012 to May 31, 2012, in a filing of that company on Form 10K.

/s/Jeffrey & Company

___________________

   Jeffrey & Company, Certified Public Accountants

Wayne, New Jersey 07470

June 7, 2013